EXHIBIT 99.5

EMPIRE PETROLEUM CORPORATION

Units, Consisting of Shares of Common Stock and Warrants,
Offered Pursuant to Rights Distributed to Security Holders

July 25, 2025

To Our Clients:

Enclosed for your consideration are prospectus supplements, dated July 10, 2025, July 24, 2025 and July 25, 2025 (together, the “Prospectus Supplement”), and the accompanying prospectus, dated September 22, 2023 (the “Base Prospectus” and collectively, with the Prospectus Supplement, the “Prospectus”) in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (the “Units”), each Unit consisting of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and warrants exercisable for shares of Common Stock (the “Warrants”). The Subscription Rights are being distributed to all holders of record of Common Stock (“Record Date Stockholders”) as of the close of business on July 10, 2025 (the “Record Date”).

In the Rights Offering, the Company is offering an aggregate of 33,766,388 Units, each Unit consisting of shares of Common Stock and Warrants, to be issued upon the exercise of the Subscription Rights and Over-Subscription Rights (as defined below), which are described further in the Prospectus. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 18, 2025 (which has been extended from July 25, 2025), unless the Company further extends the Rights Offering period as described in the Prospectus (such date and time, as it may be further extended, the “Expiration Date”).

As described in the Prospectus, stockholders on the Record Date (“Record Date Stockholders”) will receive one Subscription Right for each share of Common Stock owned as of the Record Date. For every Subscription Right held, Record Date Stockholders will be entitled to purchase one Unit, consisting of 0.0139 new shares of Common Stock and a Warrant exercisable for 0.0136 shares of Common Stock. The number of Subscription Rights to be issued to Record Date Stockholders will be rounded down to the nearest whole number and fractional shares of Common Stock will not be issued upon the exercise of the Subscription Rights or exercise of the Warrants. The subscription price per share of Common Stock was determined by the Company’s board of directors on June 26, 2025. Record Date Stockholders will be required to pay for Units pursuant to their Subscription Rights at the adjusted subscription price of $0.07367 per unit (the “Subscription Price”) as opposed to the previously communicated $5.30 per unit. The exercise price of the Warrants will be $5.46 per whole share of Common Stock. The Warrants will expire 90 days after the Expiration Date. The Subscription Price was adjusted to more accurately reflect the intended terms of the offering.

A stockholder must hold at least 72 shares of Common Stock to receive Subscription Rights to purchase at least one whole share at $5.30 per share, as well as at least 74 shares of Common Stock to receive Warrants to purchase one whole share at $5.46 per share. For example, if a stockholder owned 100 shares of our Common Stock on the record date, the stockholder would be granted Subscription Rights to purchase an aggregate of 1.39 shares of Common Stock and Warrants exercisable for 1.36 shares of Common Stock at the subscription price. As such, for the above example, you would receive 1 share of Common Stock and 1 warrant due to rounding.

Phil E. Mulacek, Chairman of the Board of the Company (“Mulacek”), owns approximately 21.4% of our common stock outstanding prior to the rights offering. Mulacek has indicated his intent to participate in the rights offering and fully subscribe to the units corresponding to his subscription rights, as well as his intent to fully exercise his over-subscription rights to purchase his pro rata share of the underlying securities related to the rights offering that remain unsubscribed at the Expiration Date.

You should be aware that there will be an over-subscription right associated with the Rights Offering. As described further in the Prospectus, Record Date Stockholders who fully exercise all Subscription Rights initially issued to them are entitled to an Over-Subscription Right to buy those Units (“Over-Subscription Units”) that remain unsubscribed at the Expiration Date at the same Subscription Price. If enough Over-Subscription Units are available, all such requests will be honored in full. If the requests for Over-Subscription Units exceed the Over-Subscription Units available, the available Over-Subscription Units will be allocated pro rata among the Record Date Stockholders who have fully exercised their Subscription Rights and who have requested to over-subscribe, based on the number of Units purchased by virtue of their Subscription Rights. See the Prospectus for further details on the Over-Subscription Rights.

As noted above, Mulacek has indicated that he intends to fully exercise his Over-Subscription Rights relating to his portion of the Units that remain unsubscribed at the Expiration Date.

Record Date Stockholders will be required to submit payment in full for all of the Units they wish to buy pursuant to the exercise of their Subscription Rights and Over-Subscription Rights to Securities Transfer Corporation, the subscription agent for the Rights Offering, prior to 5:00 p.m., Eastern Time, on the Expiration Date. Any excess payments made by Record Date Stockholders as a result of the exercise of their Over-Subscription Rights (if any) will be refunded and will be mailed by Securities Transfer Corporation to such holder as soon as practicable after the Expiration Date. Record Date Stockholders will have no right to rescind a purchase after Securities Transfer Corporation has received payment either by means of a notice of guaranteed delivery or a check, except as described in the Prospectus.

Your Subscription Rights will be evidenced by a subscription certificate registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed (the “Subscription Certificate”).

THE MATERIALS ENCLOSED ARE BEING PROVIDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS AND OVER-SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled, pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus carefully before instructing us whether to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering.

If you wish to have us, on your behalf, exercise the Subscription Rights and Over-Subscription Rights for any Units to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does not constitute a valid delivery.

Any questions or requests for assistance concerning the Rights Offering should be directed to Securities Transfer Corporation, the subscription and information agent, at (469) 633-0101, stc@stctransfer.com.

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